Exhibit 5.1

February 4, 2014

Fulbright & Jaworski LLP

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201-2784

United States

Tel +1 214 855 8000

Fax +1 214 855 8200

nortonrosefulbright.com

GreenHunter Resources, Inc.

1048 Texan Trail

Grapevine, Texas 76051

Re:	GreenHunter Resources, Inc.

Ladies and Gentlemen:

At your request, we have examined (i) the Registration Statement on Form S-1 (Registration No. 333-192851) (as amended through pre-effective Amendment No. 2 thereto, the “Registration Statement”) of GreenHunter Resources, Inc., a Delaware corporation (the “Company”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”), and (ii) the prospectus (the “Prospectus”), which forms a part of and is included in the Registration Statement, in connection with the registration under the Securities Act of the offer and sale to the public by the selling stockholders set forth in the Prospectus of (i) an aggregate of up to 181,786 shares (the “Preferred Shares”) of the Company’s 10% Series C Cumulative Preferred Stock, par value $0.001 per share and liquidation preference of $25.00 per share (the “Series C Preferred Stock”), and an aggregate of up to 5,077,811 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon the conversion of the Preferred Shares as further described in the Prospectus, (ii) an aggregate of up to 282,778 shares (the “Warrant Shares”) of Common Stock underlying warrants to purchase Common Stock held by the selling stockholders (the “Warrants”), and (iii) an aggregate of up to 150,835 shares (the “Common Shares” and, together with the Preferred Shares, the Conversion Shares, and the Warrant Shares, the “Shares”) of Common Stock currently outstanding and held by the selling stockholders.

The Preferred Shares were issued to the selling stockholders pursuant to the Amended and Restated Certificate of Designations, Rights, Number of Shares and Preferences with respect to the Series C Preferred Stock, adopted by the Company’s Board of Directors on April 24, 2012 and filed with the Secretary of State of the State of Delaware on April 24, 2012 (the “Certificate of Designations”), as corrected by the Certificate of Correction filed with the Secretary of State of the State of Delaware on July 25, 2012 (the “Certificate of Correction”).

In connection with this opinion, we have made such investigations of law as we have deemed appropriate and we have examined the Registration Statement, the Prospectus, and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Certificate of Designations, the Certificate of Correction, the Bylaws of the Company, as amended, and such other documents, certificates, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

February 4, 2014

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance and that:

•	the Preferred Shares are validly issued, fully paid and nonassessable;

•	the Conversion Shares, upon the conversion of the Preferred Shares in accordance with the terms of the Certificate of Designations and the Certificate of Correction, will be validly issued, fully paid and nonassessable;

•	the Warrant Shares, when issued in accordance with the terms of the Warrants for the consideration provided therein, will be validly issued, fully paid and nonassessable; and

•	the Common Shares are validly issued, fully paid and nonassessable.

We do not by this letter express any other opinion with respect to the Shares or any other matter.

The opinions expressed herein are limited to the applicable provisions of the Delaware Constitution, the Delaware General Corporation Law, and the rules and regulations and reported judicial and regulatory determinations thereunder and we express no opinion with respect to the laws of any other state or jurisdiction. We expressly disclaim any obligation to advise you of any change in law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Fulbright & Jaworski LLP

FULBRIGHT & JAWORSKI LLP